UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 SCHEDULE 13G-A
                                 (Rule 13d-102)

             Information Statement Pursuant to Rules 13d-1 and 13d-2
                    Under the Securities Exchange Act of 1934
                               (Amendment No. 1)*


                                Ameriana Bancorp
        ----------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
        ----------------------------------------------------------------
                         (Title of Class of Securities)


                                    023613102
                          -----------------------------
                                 (CUSIP Number)


*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing nformation which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 1 of 14 Pages

-------------------------                           ---------------------------
|CUSIP NO. 023613102    |           13G            |   Page  2  of  14  Pages |
|          -----------  |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  President and Fellows of Harvard College                           |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [X]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Massachusetts                                                      |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    | SOLE VOTING POWER                        |
|                          |        | 0                                        |
|        NUMBER OF         |--------| -----------------------------------------|
|         SHARES           |   6    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        |    ---                                   |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   7    | SOLE DISPOSITIVE POWER                   |
|       REPORTING          |        | 0                                        |
|         PERSON           ----------------------------------------------------|
|          WITH            |   8    | SHARED DISPOSITIVE POWER                 |
|                          |        |    ---                                   |
|--------|---------------------------------------------------------------------|
|  9     | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        |                                                                     |
|        | 0                                                                   |
|--------|---------------------------------------------------------------------|
|  10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ]  |
|        | SHARES*                                                             |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   |
|        | 0                                                                   |
|--------|---------------------------------------------------------------------|
|  12    | TYPE OF REPORTING PERSON *                                          |
|        | EP                                                                  |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 2 of 14 Pages

-------------------------                           ---------------------------
|CUSIP NO. 023613102    |           13G            |   Page  3  of  14  Pages |
|          -----------  |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  Harvard Yenching Institute                                         |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [X]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Massachusetts                                                      |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    | SOLE VOTING POWER                        |
|                          |        | 0                                        |
|        NUMBER OF         |--------| -----------------------------------------|
|         SHARES           |   6    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        |    ---                                   |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   7    | SOLE DISPOSITIVE POWER                   |
|       REPORTING          |        | 0                                        |
|         PERSON           ----------------------------------------------------|
|          WITH            |   8    | SHARED DISPOSITIVE POWER                 |
|                          |        |    ---                                   |
|--------|---------------------------------------------------------------------|
|  9     | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        |                                                                     |
|        | 0                                                                   |
|--------|---------------------------------------------------------------------|
|  10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ]  |
|        | SHARES*                                                             |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   |
|        | 0                                                                   |
|--------|---------------------------------------------------------------------|
|  12    | TYPE OF REPORTING PERSON *                                          |
|        | EP                                                                  |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 3 of 14 Pages

                                  SCHEDULE 13G
                                  ------------

Item 1(a)      Name of Issuer:
                    Ameriana Bancorp

     1(b)      Address of Issuer's Principal Executive Offices:
                    2118 Bundy Avenue
                    P.O. Box H
                    New Castle, IN 47362

Item 2(a)      Name of Person Filing:
                    (i)  President and Fellows of Harvard College ("P&F")
                    (ii) Harvard Yenching Institute ("HYI")

     2(b)      Address of Principal Business Office or, if none, Residence:
                    (i)  P&F:
                         c/o Harvard Management Company, Inc.
                         600 Atlantic Avenue
                         Boston, MA 02210
                    (ii) HYI:
                         2 Divinity Avenue
                         Cambridge, MA 02138

     2(c)      Citizenship:
                    (i)  P&F: Massachusetts
                    (ii) HYI:  Massachusetts

     2(d)      Title of Class of Securities:
                    Common Stock

     2(e)      CUSIP Number:
                    023613102

Item 3 If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b):
                    The entities are filing as a Group in accordance with Rule 13d-1(b)(1)(ii)(H).

Item 4(a)      Amount beneficially owned:
                    (i)  P&F: 0 shares
                    (ii) HYI:  0 shares


                               Page 4 of 14 Pages

     4(b)      Percent of Class:
                    (i)  P&F: 0 %
                    (ii) HYI:  0 %

     4(c)      Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote:
                         (i)  P&F: 0 shares
                         (ii) HYI: 0 shares

               (ii) shared power to vote or to direct the vote:

                                ------

               (iii) sole power to dispose or to direct the disposition of:
                         (i)  P&F: 0 shares
                         (ii) HYI: 0 shares

               (iv)  shared power to dispose or to direct the disposition of:

                                ------

Item 5         Ownership of Five Percent or less of a Class:
                    This statement is being filed to report the fact that as of the date hereof the reporting persons have ceased to be the beneficial owners of more than five percent of the class of securities.

Item 6         Ownership of more than Five Percent on behalf of another person:
                    Not Applicable.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding
               Company:
                    Not Applicable.

Item 8         Identification and Classification of Members of the Group:
                    Not Applicable.

Item 9         Notice of Dissolution of Group:
                    Not Applicable.

Item 10        Certification:

               By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.


                               Page 5 of 14 Pages

After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


                                      PRESIDENT AND FELLOWS OF HARVARD COLLEGE


                                      By: /s/ Verne O. Sedlacek
                                          --------------------------------
                                          Name:  Verne O. Sedlacek
                                          Title:  Authorized Signatory




                                      HARVARD YENCHING INSTITUTE


                                      By: /s/ Verne O. Sedlacek
                                          --------------------------------
                                          Name:  Verne O. Sedlacek
                                          Title:   Authorized Signatory


February 12, 1997

      Pursuant to Rule 101(a)(2)(ii) of Regulation S-T, attached hereto as Exhibit B to this Schedule 13G-A is a copy of the initial Schedule 13G.


                               Page 6 of 14 Pages

                                    Exhibit A
                                    ---------

Member of a Group                                     Item 3 Classification
-----------------                                     ---------------------

(1)  President and Fellows of Harvard College                   EP
(2)  Harvard Yenching Institute                                 EP


                               Page 7 of 14 Pages

                                                                      Exhibit B
                                                                      ---------

                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                  SCHEDULE 13G


                    Under the Securities Exchange Act of 1934
                                (Amendment No. )*


                                Ameriana Bancorp
        ----------------------------------------------------------------
                                (Name of Issuer)


                                  Common Stock
        ----------------------------------------------------------------
                         (Title of Class of Securities)


                                    023613102
                          -----------------------------
                                 (CUSIP Number)


Check the following box if a fee is being paid with the statement [X] (A fee is not required only if the reporting person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto rep rting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).


                               Page 8 of 14 Pages

-------------------------                           ---------------------------
|CUSIP NO. 023613102    |           13G            |   Page  9  of  14  Pages |
|          -----------  |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  President and Fellows of Harvard College                           |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [X]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Massachusetts                                                      |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    | SOLE VOTING POWER                        |
|                          |        | 141,600 shares                           |
|        NUMBER OF         |--------| -----------------------------------------|
|         SHARES           |   6    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        |    ---                                   |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   7    | SOLE DISPOSITIVE POWER                   |
|       REPORTING          |        | 141,600 shares                           |
|         PERSON           ----------------------------------------------------|
|          WITH            |   8    | SHARED DISPOSITIVE POWER                 |
|                          |        |    ---                                   |
|--------|---------------------------------------------------------------------|
|  9     | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        |                                                                     |
|        | 141,600 shares                                                      |
|--------|---------------------------------------------------------------------|
|  10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ]  |
|        | SHARES*                                                             |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   |
|        | 5.4%                                                                |
|--------|---------------------------------------------------------------------|
|  12    | TYPE OF REPORTING PERSON *                                          |
|        | EP                                                                  |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                               Page 9 of 14 Pages

-------------------------                           ---------------------------
|CUSIP NO. 023613102    |           13G            |   Page 10  of  14  Pages |
|          -----------  |                          |        ---     ---       |
-------------------------                           ---------------------------

|--------|---------------------------------------------------------------------|
|  1     |  NAME OF REPORTING PERSON                                           |
|        |  S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON                  |
|        |                                                                     |
|        |  Harvard Yenching Institute                                         |
|--------|---------------------------------------------------------------------|
|  2     |  CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a) [X]  |
|        |                                                            (b) [ ]  |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  3     |  SEC USE ONLY                                                       |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  4     |  CITIZENSHIP OR PLACE OF ORGANIZATION                               |
|        |                                                                     |
|        |  Massachusetts                                                      |
|--------|-----------------|--------|------------------------------------------|
|                          |   5    | SOLE VOTING POWER                        |
|                          |        | 7,300 shares                             |
|        NUMBER OF         |--------| -----------------------------------------|
|         SHARES           |   6    | SHARED VOTING POWER                      |
|      BENEFICIALLY        |        |    ---                                   |
|        OWNED BY          ----------------------------------------------------|
|          EACH            |   7    | SOLE DISPOSITIVE POWER                   |
|       REPORTING          |        | 7,300 shares                             |
|         PERSON           ----------------------------------------------------|
|          WITH            |   8    | SHARED DISPOSITIVE POWER                 |
|                          |        |    ---                                   |
|--------|---------------------------------------------------------------------|
|  9     | AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON        |
|        |                                                                     |
|        | 7,300 shares                                                        |
|--------|---------------------------------------------------------------------|
|  10    | CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN  [ ]  |
|        | SHARES*                                                             |
|        |                                                                     |
|--------|---------------------------------------------------------------------|
|  11    | PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)                   |
|        | 0.3%                                                                |
|--------|---------------------------------------------------------------------|
|  12    | TYPE OF REPORTING PERSON *                                          |
|        | EP                                                                  |
--------------------------------------------------------------------------------
                      *SEE INSTRUCTIONS BEFORE FILLING OUT!


                              Page 10 of 14 Pages

                                  SCHEDULE 13G
                                  ------------


Item 1(a)      Name of Issuer:
                    Ameriana Bancorp

     1(b)      Address of Issuer's Principal Executive Offices:
                    2118 Bundy Avenue
                    P.O. Box H
                    New Castle, IN  47362

Item 2(a)      Name of Person Filing:
                    (i)  President and Fellows of Harvard College ("P&F")
                    (ii) Harvard Yenching Institute ("HYI")

     2(b)      Address of Principal Business Office or, if none,
               Residence:
                    (i)  President and Fellows of Harvard College
                             c/o Harvard Management Company, Inc.
                             600 Atlantic Avenue
                             Boston, MA  02210
                    (ii) Harvard Yenching Institute
                             2 Divinity Avenue
                             Cambridge, MA  02138

     2(c)      Citizenship:
                    (i)  P&F:  Massachusetts
                    (ii) HYI:  Massachusetts

     2(d)      Title of Class of Securities:
                    Common Stock

     2(e)      CUSIP Number:
                    023613102

Item 3 If this statement is filed pursuant to Rules 13d-1(b), or 13d-2(b):
                    The entities are filing as a Group in accordance with Rule 13d-1(b)(1)(ii)(H).


                              Page 11 of 14 Pages

Item 4(a)      Amount beneficially owned:
                    (i)  P&F: 141,600 shares
                    (ii) HYI: 7,300 shares

4(b)           Percent of Class:
                    (i)  P&F: 5.4%
                    (ii) HYI: 0.3%

4(c)           Number of shares as to which such person has:

               (i)  sole power to vote or to direct the vote:
                         (i)  P&F: 141,600 shares
                         (ii) HYI: 7,300 shares

               (ii) shared power to vote or to direct the vote:

                                     ------

               (iii) sole power to dispose or to direct the disposition of:
                         (i)  P&F: 141,600 shares
                         (ii) HYI: 7,300 shares

               (iv)  shared power to dispose or to direct the disposition of:

                                     ------

Item 5         Ownership of Five Percent or less of a Class:
                    Not Applicable.

Item 6         Ownership of more than Five Percent on behalf of another person:
                    Not Applicable.

Item 7 Identification and Classification of the Subsidiary which Acquired the Security Being Reported on by the Parent Holding
               Company:
                    Not Applicable.

Item 8         Identification and Classification of Members of the Group:
                    See Exhibit A attached hereto.

Item 9         Notice of Dissolution of Group:
                    Not Applicable.

Item 10        Certification:


                              Page 12 of 14 Pages

                  By signing below the undersigned certifies that, to the best of its knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

                  After reasonable inquiry and to the best of its knowledge and belief, the undersigned certifies that the information set forth in this statement is true, complete and correct.


                                          PRESIDENT AND FELLOWS OF
                                          HARVARD COLLEGE


                                          By:  /s/  Verne O. Sedlacek
                                               ------------------------------
                                               Name:  Verne O. Sedlacek
                                               Title:  Authorized Signatory


                                          HARVARD YENCHING INSTITUTE



                                          By:  /s/  Verne O. Sedlacek
                                               ------------------------------
                                               Name:  Verne O. Sedlacek
                                               Title:   Authorized Signatory

February 13, 1996


                              Page 13 of 14 Pages

                                    Exhibit A

Member of Group                                          Item 3 Classification
---------------                                          ---------------------

(1)      President and Fellows of Harvard College                  EP
(2)      Harvard Yenching Institute                                EP


                              Page 14 of 14 Pages